UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 10, 2017
(Date of earliest event reported)

CELLECTAR BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-36598	04-3321804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3301 Agriculture Drive, Madison, Wisconsin 53716
(Address of principal executive offices)

(608) 441-8120
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 7.01	REGULATION FD DISCLOSURE

On October 10, 2017, we issued a press release announcing that we entered into securities purchase agreements with certain institutional investors in connection with a registered direct offering, priced at-the-market, of an aggregate of approximately 4.1 million shares of common stock and warrants to purchase an aggregate of approximately 3.1 million shares of common stock, at an offering price of $1.87375 per share and related warrant, for aggregate gross proceeds of approximately $7.76 million. The warrants have an exercise price of $1.78, will be immediately exercisable and will expire in seven years. To the extent that the purchase of shares of common stock would result in beneficial ownership above 4.99%, an investor may elect to purchase shares of our Series B convertible preferred stock in lieu of common stock. Each share of preferred stock has a conversion price of $1.87375 and no dividend rights. The offering is expected to close on or about October 12, 2017, subject to the satisfaction of customary closing conditions.

In addition, we have agreed to file a registration statement for the resale of the shares of common stock issuable upon exercise the Series D warrants. A copy of the press release is furnished as Exhibit 99.1 and is incorporated by reference herein.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Number	Title
99.1	Press release dated October 10, 2017, titled “Cellectar Biosciences Announces $7.76 Million Registered Direct Offering Priced at-the-Market”

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 10, 2017	CELLECTAR BIOSCIENCES, INC.

	By:	/s/ John P. Hamill
Name: John P. Hamill
Title: Interim Chief Financial Officer

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